Exhibit 99.1

Powerwave Technologies Reports Fourth Quarter Results

Fourth Quarter and Fiscal 2008 Highlights

  Fiscal Year 2008 revenue increased to $890.2 million, up 14.1 percent from $780.5 million in 2007
  Fourth quarter 2008 revenue was $180.3 million
  On a pro forma basis, excluding goodwill impairment charge and intangible asset amortization and restructuring and impairment charges, net income per share for the fourth quarter was 1 cent

SANTA ANA, Calif.--(BUSINESS WIRE)--February 5, 2009--Powerwave Technologies, Inc. (Nasdaq:PWAV), a global supplier of end-to-end wireless solutions for wireless communications networks, today reported preliminary results for its fourth quarter ended December 28, 2008.

Net sales in the fourth quarter were $180.3 million, compared with $230.6 million reported in the fourth quarter of fiscal 2007. Powerwave also reported a fourth quarter GAAP net loss of $322.8 million, which includes a non-cash goodwill impairment charge of $315.9 million, $34.7 million of restructuring and impairment charges, and $4.4 million of intangible asset amortization charges partially offset by a gain of $32.2 million from the repurchase of outstanding long-term debt during the quarter. For the fourth quarter of 2008, the GAAP net loss equates to a basic loss per share of $2.46. This compares with a net loss of $189.3 million, or a loss per share of $1.45 in the prior year period. For the fourth quarter of fiscal 2008, excluding the goodwill impairment charge, restructuring and impairment charges, intangible asset amortization and the gain on the repurchase of outstanding debt, on a pro forma basis, Powerwave would have reported net income of $1.1 million, or a basic net income per share of 1 cent.

Total revenue for fiscal 2008 was $890.2 million, an increase of 14.1 percent, compared with $780.5 million reported for fiscal 2007. Powerwave reported a total net loss for fiscal year 2008 of $349.1 million, or a basic net loss per share of $2.66, compared with a net loss of $309.5 million, or a basic loss per share of $2.37 for fiscal 2007. The results for fiscal 2008 include a goodwill impairment charge of $315.9 million and $81.1 million of restructuring and impairment charges and intangible asset amortization, while the results for fiscal 2007 included a goodwill impairment charge of $151.7 million and $77.3 million of restructuring and impairment charges and intangible asset amortization.

“We are proud to have recorded the highest annual revenue in the history of our company in 2008,” said Ronald Buschur, president and chief executive officer of Powerwave Technologies. “During the fourth quarter, we continued to execute on our restructuring activities and exceeded our operating expense reduction targets, in spite of the difficult macro-economic environment.”

“We remain committed to driving additional cost reductions throughout our business to further improve our operating performance during these difficult economic times. In addition, we continue to believe that we are positioned to benefit from future long-term growth opportunities within the global wireless infrastructure market place,” he said.

Summary of Significant Items Impacting the Fourth Quarter

During the fourth quarter of 2008, Powerwave incurred total restructuring and impairment charges of $34.7 million, which consisted of $29.5 million related to the impairment of intangible assets from prior acquisitions. The remaining $5.2 million consists of severance and impairment charges primarily related to the announced closure of our Finland manufacturing activities, as well as charges related to additional site consolidations. The Company also incurred approximately $4.4 million of intangible asset amortization from previous acquisitions.

In addition, included in the expenses for the fourth quarter of 2008 are the preliminary results of a SFAS 142 “step-two” impairment test that resulted in a non-cash goodwill impairment charge of $315.9 million. Due to the significant decline in the market value of Powerwave’s common stock during the fourth quarter of 2008, the Company determined that an indicator of goodwill impairment existed during the fourth quarter. We note that this goodwill impairment charge is preliminary and therefore is subject to change based upon the final results of the “step-two” impairment testing. The final results of such test will be included in our Form 10-K for the fiscal year ended December 28, 2008, to be filed with the Securities and Exchange Commission. The Company will have no remaining goodwill based upon this preliminary goodwill impairment charge.

During the fourth quarter, the Company repurchased a total of $43.7 million par value of its 1.875% Convertible Subordinated Notes due November 2024, resulting in a gain of $32.2 million.

Also during the fourth quarter, the Company’s GAAP reported cost of goods sold included a charge of approximately $7.9 million related to both inventory determined to be excess and obsolete to the Company’s ongoing operations, as well as inventory cancellation charges due to the reductions in demand given the current macro-economic environment.

The following is a brief summary of the significant items impacting the comparability of per share amounts for the three months ended December 28, 2008 and December 30, 2007. To calculate the per share impact of these significant items, an underlying effective tax rate of zero percent was used for both periods and the basic shares outstanding for each respective period was used.

	Three Months Ended
	(unaudited)
Summary of Significant Items Impacting Results	Dec. 28, 2008	Dec. 30, 2007

Intangible asset amortization	($0.03)	($0.06)
Restructuring and impairment charges	($0.04)	($0.10)
Impairment of intangible assets	($0.23)	($0.02)
Non-cash SFAS 123R compensation charge	($0.01)	($0.01)
Non-cash goodwill impairment charge	($2.41)	($1.16)
Gain on repurchase of long-term debt	$0.25	$0.02

Total per share impact	($2.47)	($1.33)

In addition, below is a brief summary of significant items impacting the comparability of the gross margin percentage for the fourth quarter of 2008 on a GAAP, pro forma and non-GAAP basis.

	Three Months Ended
	(unaudited)
	Dec. 28, 2008	Dec. 30, 2007

GAAP reported gross margin %	3.0%	10.4%
Add: Pro Forma adjustments
Intangible asset amortization	1.5%	2.1%
Restructuring and impairment charges	12.4%	4.6%
Pro Forma gross margin %	16.9%	17.1%
Add: Inventory excess & obsolete and cancellation charges	4.4%	4.7%
Non-GAAP gross margin %	21.3%	21.8%

Fourth Quarter 2008 Revenue Summary

In the fourth quarter of 2008, total Americas revenue was $41.9 million or approximately 23 percent of revenue, compared with $62.6 million, or approximately 27 percent of revenue in the fourth quarter of 2007. Total sales to customers based in Asia accounted for approximately 37 percent of revenue or $66.5 million in the fourth quarter of 2008, compared with approximately 27 percent of revenue, or $62.6 million in the fourth quarter of 2007. Total Europe, Africa and Middle East revenue in the fourth quarter of 2008 was $71.9 million, or approximately 40 percent of revenue, compared with $105.4 million or approximately 46 percent of revenue in the fourth quarter of 2007.

Sales of products within the antenna systems group totaled $37.3 million or 21 percent of total revenue, sales of products in the base station systems group totaled $127.3 million, or 70 percent of revenue and revenue from the coverage solutions group totaled $15.7 million, or 9 percent of revenue in the fourth quarter of 2008.

In the fourth quarter of 2008, Powerwave’s largest customers included Nokia Siemens Networks, which accounted for approximately 38 percent of revenue, and Alcatel-Lucent, which accounted for approximately 15 percent of revenue in the quarter. In terms of customer profile, total OEM sales accounted for approximately 70 percent of total revenue, and total direct and operator sales accounted for approximately 30 percent of revenue.

In terms of transmission standards, 2G and 2.5G standards accounted for approximately 54 percent of total revenue, 3G standards accounted for approximately 42 percent of total revenue and WiMAX accounted for approximately 4 percent of total revenue during the fourth quarter of 2008.

Equity Compensation Expense

In accordance with SFAS 123R, share-based payment, the results reported herein include approximately $1.0 million of pre-tax compensation expense in the fourth quarter of 2008, and $4.8 million for fiscal 2008, the majority of which is included in operating expenses. This had the effect of increasing the loss per share in the fourth quarter of 2008 by 1 cent and increased the loss per share in fiscal 2008 by 4 cents. The impact in the fourth quarter of 2007 increased the loss per share by 1 cent and increased the loss per share in fiscal 2007 by 4 cents.

Balance Sheet

At December 28, 2008, Powerwave had total cash and cash equivalents of $50.3 million, which includes restricted cash of $3.4 million. In addition, during the fourth quarter, Powerwave paid approximately $10.9 million to purchase approximately $43.7 million par value of its outstanding 1.875% Convertible Subordinated Notes due November 2024. Total net inventories were $81.1 million, and net accounts receivable were $213.9 million.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by the U.S. Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, a reconciliation of this non-GAAP financial information to our financial statements as prepared under generally accepted accounting principles in the United States (GAAP) is included in this press release. Powerwave’s management believes that the presentation of this non-GAAP financial information is useful to our investors and the investment community since it excludes certain non-cash charges and expenses arising from the acquisitions the Company has made, including the amortization of certain intangible assets resulting from the purchase accounting valuation of these acquisitions. Also excluded are restructuring and impairment charges related to the consolidation of our manufacturing and engineering facilities as well as the severance costs related to facility closures. In addition, excluded is the goodwill impairment charge related to the SFAS 142 impairment test as well as the gain on the repurchase of the Company’s outstanding long-term debt. Management of Powerwave believes that these items should all be excluded when comparing our current operating results with those of prior periods as the restructuring and impairment charges will not impact future operating results, and the goodwill impairment charge along with the intangible asset impairment charge and the amortization of intangible assets are all non-cash expenses, and the repurchase of long-term debt will not impact future operating results.

Company Background

Powerwave Technologies, Inc., is a global supplier of end-to-end wireless solutions for wireless communications networks. Powerwave designs, manufactures and markets antennas, boosters, combiners, filters, repeaters, multi-carrier RF power amplifiers and tower-mounted amplifiers and advanced coverage solutions, all for use in cellular, PCS, 3G and WiMAX networks throughout the world. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705. For more information on Powerwave’s advanced wireless coverage and capacity solutions, please call (888)-PWR-WAVE (797-9283) or visit our web site at www.powerwave.com. Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.

Attached to this news release are preliminary unaudited consolidated financial statements for the third quarter ended December 28, 2008.

Conference Call

Powerwave is providing a simultaneous webcast and live dial-in number of its fourth quarter fiscal 2008 financial results conference call today, Thursday, February 5, 2009 at 2:00 pm Pacific time. To access the audio webcast, select the Investor Relations page at www.powerwave.com and select the Powerwave Technologies Q4 earnings conference call. The call will last for approximately one hour. To listen to the live call, please call (866) 783-2140 and enter reservation number 25361177. A replay of the webcast will be available beginning approximately two hours after completion of the initial webcast. Additionally, an audio playback of the conference call will be available at approximately 7:00 pm Pacific time on February 5, 2009 through February 12, 2009 by calling (617) 801-6888 and entering reservation number 21948323.

Forward-Looking Statements

The foregoing statements regarding long-term growth opportunities within the wireless communications infrastructure industry and Powerwave’s ability to capitalize on such opportunities as well as statements regarding ability to achieve operating cost reduction targets are “forward looking statements.” The foregoing statements regarding the estimated charges Powerwave expects to incur with respect to the impairment of goodwill are preliminary in nature and are also “forward looking statements.” These forward looking statements are based on information available to Powerwave as of the date of this press release and are subject to risks and uncertainties which could cause our actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: our ability to execute cost cutting initiatives without disrupting operations; delays or cancellations of wireless network capacity expansions and buildouts for 2G and 2.5G networks, 3G and WiMAX networks; macroeconomic factors that may negatively influence the demand for wireless communications infrastructure and thereby reduce demand for our products; future consolidation of our customers may reduced demand for our products; wireless network operators may decide to not continue to deploy infrastructure equipment in the quantities that we expect; we require continued success in the design of new wireless infrastructure products and such products must be manufacturable and of good quality and reliability; our ability to successfully integrate acquisitions; we are not able to increase our prices to cover our exposure to raw material and freight price increases; our dependence on single source suppliers for certain key components used in our products exposes us to potential material shortages; our business requires continued favorable business conditions and growth in the wireless communications market. Powerwave also notes that its reported financial performance and period to period comparisons are not necessarily indicative of the results that may be expected in the future and Powerwave believes that such comparisons cannot be relied upon as indicators of future performance. Powerwave also notes that the market price of its Common Stock has exhibited high levels of volatility and therefore may not be suitable for all investors. More detailed information on these and additional factors which could affect Powerwave’s operating and financial results are described in the Company’s Form 10-K for the fiscal year ended December 30, 2007, and Form 10-Q for the quarterly period ended September 28, 2008, both of which are filed with the Securities and Exchange Commission, and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Powerwave urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. Additionally, Powerwave undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

UNAUDITED - PRELIMINARY
POWERWAVE TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

		Three Months Ended		Fiscal Years Ended
		Dec. 28,	Dec. 30,	Dec. 28,	Dec. 30,
		2008	2007	2008	2007
Net sales		$180,331	$230,572	$890,234	$780,517
Cost of sales:
Cost of goods		149,824	191,182	687,310	638,487
Intangible asset amortization		2,708	4,893	19,166	19,609
Restructuring and impairment charges		22,326	10,513	36,230	35,170
Total cost of sales		174,858	206,588	742,706	693,266

Gross profit		5,473	23,984	147,528	87,251

Operating expenses:
Sales and marketing		8,793	12,639	44,857	52,991
Research and development		18,745	19,027	77,652	84,992
General and administrative		14,429	18,969	63,491	75,267
Intangible asset amortization		1,662	2,721	9,508	11,033
In-process research and development		-	208	-	208
Restructuring and impairment charges		12,344	5,513	16,178	11,296
Goodwill impairment charge		315,885	151,735	315,885	151,735
Total operating expenses		371,858	210,812	527,571	387,522

Operating loss		(366,385)	(186,828)	(380,043)	(300,271)

Other income (expense), net		44,941	1,417	34,842	(2,066)

Loss before income taxes		(321,444)	(185,411)	(345,201)	(302,337)
Income tax provision		1,365	3,854	3,879	7,198
Net loss		$(322,809)	$(189,265)	$(349,080)	$(309,535)

Net loss per share:	- basic:	$(2.46)	$(1.45)	$(2.66)	$(2.37)
	- diluted:[1]	$(2.46)	$(1.45)	$(2.66)	$(2.37)

Weighted average common shares used in computing per share amounts:	- basic:	131,244	130,806	131,079	130,396
	- diluted:	131,244	130,806	131,079	130,396

1 The diluted loss per share does not include an add back of interest expense costs associated with the assumed conversion of the Company’s outstanding convertible subordinated notes as the effect would be anti-dilutive.

POWERWAVE TECHNOLOGIES, INC.
PERCENTAGE OF NET SALES

	Three Months Ended		Fiscal Years Ended
	(unaudited)		(unaudited)
	Dec. 28,	Dec. 30,	Dec. 28,	Dec. 30,
	2008	2007	2008	2007
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Cost of goods	83.1	82.9	77.2	81.8
Intangible asset amortization	1.5	2.1	2.1	2.5
Restructuring and impairment charges	12.4	4.6	4.1	4.5
Total cost of sales	97.0	89.6	83.4	88.8

Gross profit	3.0	10.4	16.6	11.2

Operating expenses:
Sales and marketing	4.9	5.5	5.1	6.8
Research and development	10.4	8.2	8.7	10.9
General and administrative	8.0	8.2	7.1	9.6
Intangible asset amortization	0.9	1.2	1.1	1.4
In-process research and development	-	0.1	-	-
Restructuring and impairment charges	6.8	2.4	1.8	1.5
Goodwill impairment charge	175.2	65.8	35.5	19.4
Total operating expenses	206.2	91.4	59.3	49.6

Operating loss	(203.2)	(81.0)	(42.7)	(38.4)

Other income (expense), net	24.9	(0.6)	3.9	(0.3)

Loss before income taxes	(178.3)	(80.4)	(38.8)	(38.7)
Income tax provision	0.7	1.7	0.4	1.0
Net loss	(179.0%)	(82.1%)	(39.2%)	(39.7%)

POWERWAVE TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
RECONCILIATION OF PRO FORMA RESULTS
(In thousands, except per share amounts)

		Three Months Ended				Fiscal Year Ended
		(Unaudited)				(Unaudited)
					Pro Forma				Pro Forma
		Dec. 28,			Dec. 28,	Dec. 28,			Dec. 28,
		2008	Adjustments		2008	2008	Adjustments		2008
Net sales		$180,331	-		$180,331	$890,234	-		$890,234
Cost of sales:
Cost of goods		149,824	-		149,824	687,310	-		687,310
Intangible asset amortization		2,708	(2,708	) [1]	-	19,166	(19,166	) [1]	-
Restructuring and impairment charges		22,326	(22,326	) [2]	-	36,230	(36,230	) [2]	-
Total cost of sales		174,858	(25,034)		149,824	742,706	(55,396)		687,310
Gross profit		5,473	25,034		30,507	147,528	55,396		202,924
Operating expenses:
Sales and marketing		8,793	-		8,793	44,857	-		44,857
Research and development		18,745	-		18,745	77,652	-		77,652
General and administrative		14,429	-		14,429	63,491	-		63,491
Intangible asset amortization		1,662	(1,662	) [1]	-	9,508	(9,508	) [1]	-
Restructuring and impairment charges		12,344	(12,344	) [2]	-	16,178	(16,178	) [2]	-
Goodwill impairment charge		315,885	(315,885	) [3]	-	315,885	(315,885	) [3]	-
Total operating expenses		371,858	(329,891)		41,967	527,571	(341,571)		186,000
Operating income (loss)		(366,385)	354,925		(11,460)	(380,043)	396,967		16,924

Other income, net		44,941	(32,207)		12,734	34,842	(32,207)		2,635
Income (loss) before income taxes		(321,444)	322,718		1,274	(345,201)	364,760		19,559
Income tax provision (benefit)		1,365	(1,237	) [4]	128	3,879	(1,923	) [4]	1,956
Net income (loss)		$(322,809)	323,955		$1,146	$(349,080)	366,683		$17,603

Net income (loss) per share:	- basic:	$(2.46)			$0.01	$(2.66)			$0.13
	- diluted:[5]	$(2.46)			$0.01	$(2.66)			$0.13

Weighted average common shares used in computing per share amounts:
	- basic:	131,244			131,244	131,079			131,079
	- diluted:	131,244			131,244	131,079			131,079

1 These costs include the amortization of acquired technology and other identified intangible assets included in cost of goods sold and operating expenses, respectively.

2 These costs include restructuring and impairment charges related to the current restructuring plans included in cost of goods sold and operating expenses, respectively.

3 This represents the charge for the impairment of goodwill in the fourth quarter of 2008.

4 This represents the change in the provision for income taxes related to the preceding pro forma adjustments to arrive at an assumed effective income tax rate of 10% for the 2008 periods.

5 Diluted earnings per share for the pro forma results for periods ended December 28, 2008, do not include the add back of interest expense costs associated with the assumed conversion of the Company’s outstanding convertible notes as the effect would be anti-dilutive.

POWERWAVE TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 28,	December 30,
	2008	2007
	(unaudited) [1]	(see note) [2]
ASSETS:

Cash and cash equivalents	$46,906	$58,151
Restricted cash	3,433	7,366
Accounts receivable, net	213,871	237,657
Inventories, net	81,098	94,310
Property, plant and equipment, net	98,616	113,027
Other assets	43,104	470,583
Total assets	$487,028	$981,094

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts payable	$139,267	$128,088
Short-term debt	-	13,617
Long-term debt	306,321	350,000
Accrued expenses and other liabilities	61,685	106,905
Total shareholders' equity	(20,245)	382,484
Total liabilities and shareholders’ equity	$487,028	$981,094

1 December 28, 2008 balances are preliminary and subject to reclassification adjustments.

2 December 30, 2007 balances were derived from the audited consolidated financial statements.

CONTACT:
Powerwave Technologies, Inc.
Kevin Michaels, 714-466-1608
or
Investor Contact:
Stapleton Communications
Alexis Pascal, 650-470-4209